UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Noble Corporation plc
(Name of Registrant as Specified in its Charter)

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Supplement to Proxy Statement
for the Annual General Meeting of Shareholders to be held on
April 29, 2026, 11:30 a.m. Central Time
April 20, 2026

Dear Shareholder:

Background

On March 16, 2026, Noble Corporation plc (the “Company,” “we”) filed with the Securities and Exchange Commission (the “SEC”) its Proxy Statement for the Company’s 2026 Annual General Meeting of Shareholders.

In the Proxy Statement, the Board of Directors of the Company (the “Board”) recommends that shareholders vote “FOR” all proposals. We focus here on Proposal 14, which relates to the authorization of the Board to allot shares, and Proposal 15, which relates to the authorization of the Board to allot shares without pre-emption rights.

As a company incorporated in the United Kingdom (the “UK”), shareholders must authorize the Board to allot shares in the Company. Therefore, Proposal 14 seeks authority to allot shares limited to up to approximately 20% of the Company’s existing issued share capital (with such authority expiring in five years). This authority would provide the Company with the flexibility to issue shares up to this 20% limit at a future date and for a business purpose as determined by our Board, for example, for strategic opportunities including potential acquisitions and capital-intensive transactions. Additionally, under UK law, where we wish to issue shares for cash consideration, the Company must first offer those shares on the same terms to existing shareholders of the Company on a pro-rata basis (commonly referred to as statutory pre-emption rights) unless these statutory pre-emption rights are disapplied, or opted-out of, with the approval of shareholders. Therefore, Proposal 15 seeks authority to disapply UK statutory pre-emption rights to such issuances (Proposals 14 and 15 together, the “Share Authority Proposals”).

Our Board recommends a vote “FOR” the Share Authority Proposals because (1) we are already subject to substantially the same governance and share issuance requirements as all U.S. incorporated companies listed on the New York Stock Exchange (“NYSE”), and (2) the authorizations are necessary to provide flexibility to take advantage of strategic opportunities. Glass Lewis also recommended shareholders vote “FOR” the Share Authority Proposals.

This letter addresses limitations on us, solely as a UK-incorporated company, that would not apply to Delaware or other US-domiciled companies, in light of the recommendation to vote “Against” these proposals by Institutional Shareholder Services (“ISS”).

We Are Asking Our Shareholders to Renew, For an Additional Five Years, the Same Share Authority Proposals That Have Been in Place, and That We Have Been Operating Under, for Over Three Years

Proposals 14 and 15 extend the duration of our current share authority proposals that have been in place for over three years and that were most recently approved by our shareholders in 2025 with the support of more than 90% of votes cast, but do not in any way expand the percentage of the issued share capital in relation to which we are seeking authority to allot and disapply UK statutory pre-emption rights. Additionally, seeking general re-approval of the Share Authority Proposals on a more frequent basis than every five years would subject us to competitive disadvantage, particularly given the 75% vote threshold required to disapply the statutory pre-emption rights and the general unfamiliarity with respect to the applicability of these UK law-based proposals to companies like us that are listed exclusively on a US stock exchange. In this regard, a small number of shareholders, including those unfamiliar with the UK law-based component of our corporate structure or those whose interests may not be aligned with our long-term interests, could defeat a similar proposal on an annual basis even if a substantial majority of our shareholders who are supportive of our business and long-term growth strategy vote to approve the disapplication of the statutory pre-emption rights.

Since our Ordinary Shares Are Listed Exclusively in the US, We Are Subject to the NYSE Rules and Listing Standards and Thus to the Relevant Restrictions on Share Issuances for the Protection of Shareholders

We are considered to be a US domestic reporting company under SEC rules and are subject to substantially the same governance and share issuance requirements as all other US-incorporated companies listed on NYSE. NYSE rules generally require shareholder approval prior to Noble issuing shares, other than in public offerings for cash, when the shares to be issued will have voting power of 20% or more of those outstanding before the issuance or are 20% or more of those outstanding before the issuance. Thus, shareholder approval of the Share Authority Proposals does not mean that we would have no limits on future share issuances.

Approval of the Share Authority Proposals Provides Flexibility to Take Advantage of Strategic Opportunities

Our management and Board rely on having the flexibility that the renewal of the Share Authority Proposals would provide to quickly take advantage of strategic opportunities, including potential acquisitions and other capital-intensive transactions that we believe would increase shareholder value. Many of these opportunities are highly competitive, with multiple parties often offering comparable or even the same economics. If the Share Authority Proposals are not approved, we may be required to obtain shareholder approval prior to issuing any shares in connection with new strategic opportunities, even if we would not otherwise be required to obtain shareholder approval under NYSE rules. This could put us at a distinct disadvantage in competing for acquisitions and similar transactions vis-à-vis companies that are not subject to similar share issuance restrictions, and might make it difficult for us to complete such transactions, thus potentially limiting our ability to further our growth strategy by deploying capital to meet strategic goals that are in the best interests of our shareholders.

Additionally, as outlined above, approval of the Share Authority Proposals would not exempt us from NYSE’s requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure rules and other regulations.

ISS’s Recommendation Does Not Adequately Address Our Needs as a UK-Incorporated Company Listed on NYSE and Would Leave the Company Disadvantaged as Compared to US-Domiciled and Traded Companies

ISS’s stated rationale for its recommendation to vote “Against” these proposals, which focuses on the five-year duration of the authorization sought, does not adequately assess our needs as a public company listed on the NYSE, and is not consistent with the reality that a similarly-situated US-domiciled and traded company need not seek such approvals at all. Our Board chose to seek the maximum five-year statutory timeframe under UK law to ensure our ability to take advantage of strategic opportunities, as deemed appropriate. Approval of the Share Authority Proposals would provide us with the equivalent of a reasonable reserve of “authorized but unissued shares” from which we could issue securities, similar to a US-domiciled company. Without such approvals, we would be significantly disadvantaged compared to US-domiciled companies.

In closing, we ask that you vote FOR each of Proposals 14 and 15 in accordance with the recommendations of our Board. We encourage you to evaluate the Company’s objectives in seeking approval of the Share Authority Proposals in light of the factors discussed in this letter. The Share Authority Proposals are critical for our business plan and our ability to build shareholder value.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. You can change your vote before the Annual General Meeting or during the Annual General Meeting, as described in more detail in our Proxy Statement. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement under the caption “Voting and Other Procedures Related to the Annual General Meeting.” We urge you to vote your shares prior to the Annual General Meeting by using one of the methods described in the Proxy Statement.

This supplemental information should be read together with the Proxy Statement, which should be read in its entirety.

If you have any questions or require assistance in voting your shares or changing your vote, please contact the Company’s investor relations team at imacpherson@noblecorp.com or 713-239-6019 or our proxy solicitor, Georgeson, at 888- 463-5916.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2026: This supplement, the Notice of Annual General Meeting, the Proxy Statement and Annual Report are available at www.proxyvote.com.